Pricing Term Sheet
July 13, 2010

Filed Pursuant to Rule 433
Relating to Preliminary Prospectus dated July 13, 2010
Registration No. 333-161799

Agilent Technologies, Inc.

Pricing Term Sheet

2.500% Notes due 2013

Issuer:	Agilent Technologies, Inc.
Principal Amount:	$250,000,000
Security Type:	Senior Notes
Maturity:	July 15, 2013
Coupon:	2.500%
Price to Public:	99.815%
Yield to Maturity:	2.565%
Spread to Benchmark Treasury:	150 basis points
Benchmark Treasury:	1.125% due June 15, 2013
Benchmark Treasury Spot and Yield:	100-05+; 1.065%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2011
Make-Whole Call:	Treasury + 25 basis points
Net Proceeds:	$248,662,500
Trade Date:	July 13, 2010
Settlement Date:	July 20, 2010 (T+5)
Denominations:	$2,000 × $1,000
CUSIP/ISIN:	00846U AF8/US00846UAF84
Ratings: *	Baa3 (stable outlook) by Moody's Investors Service, Inc.
BBB- (stable outlook) by Standard & Poor's Ratings Services
BBB (positive outlook) by Fitch Ratings
Joint Bookrunners:	Banc of America Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Senior Co-Managers:	Citigroup Global Markets Inc.
Lloyds TSB Bank plc
Co-Managers:	BNP Paribas Securities Corp.
The Williams Capital Group, L.P.
Wells Fargo Securities, LLC

5.000% Notes due 2020

Issuer:	Agilent Technologies, Inc.
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Maturity:	July 15, 2020
Coupon:	5.000%
Price to Public:	99.535%
Yield to Maturity:	5.060%
Spread to Benchmark Treasury:	195 basis points
Benchmark Treasury:	3.500% due May 15, 2020
Benchmark Treasury Spot and Yield:	103-09; 3.110%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2011
Make-Whole Call:	Treasury + 30 basis points
Net Proceeds:	$494,425,000
Trade Date:	July 13, 2010
Settlement Date:	July 20, 2010 (T+5)
Denominations:	$2,000 × $1,000
CUSIP/ISIN:	00846U AG6/US00846UAG67
Ratings: *	Baa3 (stable outlook) by Moody's Investors Service, Inc.
BBB- (stable outlook) by Standard & Poor's Ratings Services
BBB (positive outlook) by Fitch Ratings
Joint Bookrunners:	Banc of America Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Senior Co-Managers:	Citigroup Global Markets Inc.
Lloyds TSB Bank plc
Co-Managers:	BNP Paribas Securities Corp.
The Williams Capital Group, L.P.
Wells Fargo Securities, LLC

*
Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Banc of America Securities LLC toll free at 1-800-294-1322, Barclays Capital Inc. toll free at 888-603-5847 or by email at barclaysprospectus@broadridge.com or Credit Suisse Securities (USA) LLC toll free at 800-221-1037.